CONSUMERS ENERGY CLOSES ON PURCHASE
OF 946 MEGAWATT NATURAL GAS POWER PLANT
TO HELP MEET GROWING CUSTOMER NEEDS

JACKSON, Mich., Dec. 21, 2007 – Consumers Energy has closed on the purchase of a 946 megawatt natural gas-fired power plant to help meet the growing power needs of its customers.

The utility purchased the Zeeland, Mich., plant from LS Power Group for about $517 million. Today’s close came after the Michigan Public Service Commission approved the acquisition on Tuesday.

Consumers Energy’s president and chief operating officer, John Russell, said the power plant purchase is a key part of the utility’s Balanced Energy Initiative, a comprehensive, 20-year plan to meet the needs of its 1.8 million electric customers.

“The typical residential customer is using 8 percent more electricity than a decade ago and customer peak demand hit record levels four months this year. We need to meet that growing customer demand for power with a balanced energy strategy,” Russell said.

“Buying this Zeeland plant will help us meet the needs of our customers in a cost effective way. It is part of our plan to invest $6 billion in Michigan’s energy resources and infrastructure over the next five years, primarily to implement the Balanced Energy Initiative and its aggressive targets for energy efficiency, demand management, and renewable energy.”

Russell pointed out that the utility’s rates today rank below the national average and it can make significant investments – creating jobs and boosting the state’s economy – and still keep its electric rates affordable.

The purchase of the Zeeland plant will help Consumers Energy meet the intermediate and peak demand needs of its customers, but Michigan still needs to build new baseload generating plants – the workhorses of electric supply – to serve rising customer demand in 2015 and beyond, Russell said, adding the state’s electric deregulation law must be repealed or significantly reformed for those plants to be built.

A package of legislation to update the state’s energy policy was introduced earlier this month in the Michigan House of Representatives.

“State lawmakers are facing a very clear choice,” Russell said. “They can act to clear the way for new plants to be built. If they act, Consumers Energy will be able to make significant investments in Michigan, create jobs, and be able to provide power to our customers at competitive prices for the long run. If they don’t act, our customers will be exposed to higher and more volatile prices.”

Russell added that the state’s 21st Century Energy Plan, released earlier this year, projected that Michigan customers would pay $2 billion more for electricity if new baseload plants aren’t built in the state.

J.P. Morgan Securities Inc. served as Consumers Energy’s financial adviser for the Zeeland plant transaction.

Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), provides natural gas and electricity to nearly 6.5 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

LS Power Group was founded in 1990 and is a fully integrated investment, development and asset management group of companies focused on the power industry.

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For more information about Consumers Energy, visit our Website at www.consumersenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590